SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8 (a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:

BRYCE CAPITAL FUNDS

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2 Thornell Road

Pittsford, New York 14534

Telephone Number (including area code):  (585) 381-2990

Name and Address of Agent for Service of Process:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19801

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Check Appropriate Box:

Yes [X]

No [   ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the City of Pittsford, New York, on the 30th day of April, 2004.

Bryce Capital Funds

_/s/ Dennis Lohouse___________________

By:  Dennis Lohouse, President

ATTEST:  _/s/ Edmond Sheidlower______

     By:  Edmond Sheidlower